Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Annaly Capital Management, Inc., and the effectiveness of Annaly Capital Management, Inc.’s internal control over financial reporting dated February 24, 2010, appearing in the Annual Report on Form 10-K of Annaly Capital Management, Inc. for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

New York, New York

October 12, 2010